Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES THIRD QUARTER EARNINGS

Income from Loan Growth Helps Replace 2003 Refinancing Earnings.

CRESTVIEW HILLS, KENTUCKY, October 25, 2004 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the third quarter and the nine month period ended September 30, 2004. Basic earnings per share remained unchanged at $0.42 per share, as compared to the same period in 2003, while diluted earnings per share decreased 2% for the same period. For the first nine months of 2004 basic earnings per share increased by 2% and diluted earnings per share increased by 3%, as compared to the first nine months of 2003. Highlighting third quarter results were the growth in loans and net interest income, which both increased 14% from the third quarter of 2003. These increases helped offset the 77% ($733,000) reduction in gains on the sale of mortgage loans for the same period.

A summary of the Company’s interim results follows:

Third Quarter ended September 30,	2004	2003	Change
Net income	$2,465,000	$2,521,000	(2)%
Net income per share, basic	$0.42	$0.42	0%
Net income per share, diluted	$0.41	$0.42	(2)%

Nine Months ended September 30,	2004	2003	Change
Net income	$7,378,000	$7,266,000	2%
Net income per share, basic	$1.24	$1.22	2%
Net income per share, diluted	$1.23	$1.20	3%

Net interest income increased $952,000 or 14% in the third quarter of 2004, as compared to the same period in 2003. The increase was both the result of the increase in loans outstanding and a higher yielding mix of earning assets from the third quarter of 2003. The mix of earning assets benefited from the increase in loans outstanding of $85 million and a corresponding decrease in overnight investments of $15 million from 2003. This mix helped increase the net interest margin from 3.79% in the third quarter of 2003 to 4.05% in the third quarter of 2004. The provision for loan losses increased by $235,000 in the third quarter of 2004 as compared to the same period in 2003 resulting primarily from higher losses.

Non-interest income was down 20% in the third quarter of 2004 compared to the same period in 2003, while non-interest expense increased 6% from the same period last year. Driving the decrease in non-interest income was the slowing mortgage loan refinancing market that led to a 77%, or $733,000, reduction in gains on the sale of mortgage loans. The largest increase in non-interest expense was salaries and employee benefits expenses, which were up 8% from 2003.

Total assets were $853 million at the end of the third quarter of 2004, which was $70 million or 9% higher than the same date a year ago. Total loans grew $85 million or 14% growth from September of 2003 and were funded by an increase in deposits of $36 million or 5% and increases in borrowings and stockholders’ equity of $27 million or 67% and $6 million or 10%, respectively, from the end of the third quarter of 2003.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Four Quarter Comparison				Third Quarter Comparison
	9/30/04	6/30/04	3/31/04	12/31/03	9/30/04	9/30/03	% Change
Income Statement Data
Net interest income	$7,714	$7,334	$7,064	$6,868	$7,714	$6,762	14%
Provision for loan losses	500	350	325	500	500	265	89%
Service charges on deposit accounts	994	946	846	832	994	907	10%
Gains on the sale of mortgage loans	222	480	323	320	222	955	(77)%
Other non-interest income	805	781	729	736	805	666	21%
Salaries and employee benefits expense	2,655	2,593	2,537	2,342	2,655	2,459	8%
Occupancy and equipment expense	868	794	835	875	868	789	10%
Other non-interest expense	2,034	1,915	1,842	1,931	2,034	2,019	1%
Net income	2,465	2,602	2,311	2,093	2,465	2,521	(2)%
Per Share Data
Basic earnings per share	$0.42	$0.44	$0.39	$0.35	$0.42	$0.42	0%
Diluted earnings per share	0.41	0.43	0.38	0.35	0.41	0.42	(2)%
Cash dividends declared	0.12	0.00	0.11	0.00	0.12	0.09	33%
Earnings Performance Data
Return on equity	14.09%	15.07%	13.66%	12.58%	14.09%	15.44%	(135	)bps
Return on assets	1.17%	1.27%	1.15%	1.04%	1.17%	1.28%	(11	)bps
Net interest margin	4.05%	3.99%	3.92%	3.77%	4.05%	3.79%	26	bps

	9/30/04	6/30/04	3/31/04	12/31/03	9/30/04	9/30/03	% Change
Balance Sheet Data
Investments	$48,633	$50,233	$48,896	$59,535	$48,633	$51,224	(5)%
Total loans	712,275	692,025	671,794	660,442	712,275	627,061	14%
Allowance for loan losses	7,385	7,180	7,017	6,855	7,385	6,590	12%
Total assets	853,444	833,204	819,209	815,976	853,444	782,951	9%
Total deposits	708,486	696,936	696,196	698,727	708,486	672,492	5%
Total borrowings	68,656	62,238	50,243	46,197	68,656	41,177	67%
Stockholders’ equity	71,084	69,687	68,345	66,689	71,084	64,698	10%
Asset Quality Data
Allowance for loan losses to total loans	1.04%	1.04%	1.04%	1.04%	1.04%	1.05%
Non-performing loans to total loans	.61%	.48%	.56%	.53%	.61%	.66%
Annualized charge-offs to average loans	.17%	.11%	.10%	.15%	.17%	.14%

About BKFC

BKFC, a bank holding company with assets of approximately $853 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-six branch locations and thirty-seven ATM’s in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

###